RESTATED OPERATION, MANAGEMENT AND LEASE AGREEMENT
               --------------------------------------------------

     This Agreement ("Agreement") is made by and between CASELLA WASTE SYSTEMS, INC., a foreign domestic corporation having its principal place of business at Box 866, Rutland, Vermont 05702 ("Casella"), and CLINTON COUNTY, a New York State Municipal Corporation, created under Article 9 of the New York State Constitution, having a principal place of business at 137 Margaret Street, County of Clinton, City of Plattsburgh, State of New York 12901 ("County").

     WHEREAS, the County is the owner of certain facilities relative to the collection and management of solid waste located within Clinton County, and

     WHEREAS, the County did circulate a request for proposal (Exhibit "1") for the operation, management or lease of those facilities, and

     WHEREAS, the County has determined that the proposal submitted by Casella best complies with the request for proposals and it is in the best interest of the County to enter into a contract with Casella, and

     WHEREAS, pursuant thereto the County and Casella did enter into an Operation, Management and Lease Agreement on the 8th day of July, 1996, and

     WHEREAS, the parties now desire to modify that Agreement to correct minor errors in said Agreement and to conform the Agreement to newly discovered facts, and

     WHEREAS, said modifications are minor and more properly bring the Agreement in conformity with the understandings of the parties.

     NOW, THEREFORE, in consideration of the representations, warranties, promises, covenants and agreements hereinafter contained and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

     For the purpose of this Agreement the following words and phrases shall have the following meanings:

     1.01 "Acceptable Waste" - shall mean discarded putrescible and non-putrescible waste including, without limitation, Special Waste, garbage, refuse, trash, yard waste, C & D, and other discarded materials of the type which are typically found in household, commercial or municipal refuse, whether such materials are from residential, commercial, institutional, or industrial sources, but shall not include Excluded Waste.

     1.02 "Air Space" - means the existing or anticipated volume of Acceptable Waste, that may be disposed in the Landfill, or any portion thereof.

     1.03 "Annual Capacity" - shall mean the annual ability of the Lined Landfill to accept at least 125,000 Tons of Acceptable Waste.

     1.04 "Anticipated Capacities" - shall mean the anticipated capacity of the Lined Landfill beyond Phase I, II, and III as set forth in Schedule "G", or as it might be approved by the New York State Department of Environmental Conservation.

     1.05 "Approved Area" - shall mean the geographic area excluding that area within the State of New York south of the County of Saratoga Springs.

                           Page 2 - September 5, 1996

     1.06 "Base Rate" - shall mean the rate charged for Approved Waste generated within the County per ton as a Tipping Fee for a particular year prior to adjustment. The initial Base Rate shall be $54.75 per ton.

     1.07 "Closing" - means the consummation of the transaction through the exchange of closing documents as described herein.

     1.08 "Closing Date" - means 60 days after the later of the execution of the original contract pursuant to the request for proposal and the obtaining of the necessary legislative and SEQRA approvals in order to proceed to closing, or such other time or date as the parties mutually agree upon in writing. Casella and the County shall use their best efforts to close this transaction on the Closing Date.

     1.09 "Closure" - shall mean those acts and activities required by New York State Environmental Conservation Law and the regulations adopted thereunder which result in a permanent cessation of use of a municipal landfill, as those requirements and regulations may be amended or modified, and which result in a stabilized municipal landfill which is not in active use excluding those acts and activities which are required for Post-Closure Care including monitoring, reporting and maintenance for the periods set forth in the relevant environmental statutes and regulations, as they may be amended or shortened as the case might be.

     1.10 "Consent Order" - shall mean the consent order with amendment through the 24th day of March, 1996, entered into between the County and the New York State Department of Environmental Conservation together with any succeeding

                           Page 3 - September 5, 1996
amendments or modifications thereto related to the maintenance, existence and operation of the Unlined Landfill, annexed hereto as Exhibit "2".

     1.11 "Convenience Stations" - shall mean the existing convenience stations utilized by the County being eleven (11) in number together with one (1) transfer station all more particularly described in the schedule annexed as Schedule "D". These convenience stations are utilized for the pick-up, receipt and transportation of solid waste from residents of the County.

     1.12 "CPI" - shall mean the Consumer Price Index for the region including the City Of Plattsburgh as published by the United States Department of Labor Bureau of Labor Statistics.

     1.13 "Effective Date" - shall mean the date the original Agreement was executed.

     1.14 "Excluded Waste" - shall mean highly flammable substances, Hazardous Waste, liquid wastes, certain pathological and biological wastes, explosives, radioactive materials, oil, petroleum, municipal waste water sludge and industrial sludge material, or any other waste excluded by an applicable environmental law or regulation, or excluded by any of the terms and conditions of any permits, licenses or approvals obtained with respect to the operation of the Facilities. This term shall also include such other waste material which Casella finds, in its sole discretion, to pose an unreasonable risk or danger to the operation or safety of the Facilities or the environment.

                           Page 4 - September 5, 1996

     1.15 "Facilities" - shall mean the Landfill, Personal Property, Convenience Stations, Recycling Program presently operated, to be construed, utilized or owned by the County in the handling of solid waste and recyclables, intended to be all personal, real, and intangible property subject of this agreement.

     1.16 "Force Majeure" - shall mean any act, event or condition affecting the facilities or the parties to the extent that it materially and adversely affects the ability of either party to perform or comply with any obligation, duty or agreement required of the party under this Agreement, the Host Agreement or the Labor Utilization Agreement, if such act, event, or condition is beyond the reasonable control of a party or its agents relying thereon and is not the result of the willful or negligent action, inaction or fault of the party relying thereon. Including, without limitation: (a) an act of God, epidemic, landslide, lightening, earthquake, fire, explosion, storm, flood or similar occurrence; (b) an act of public enemy, war, blockage, insurrection, riot, general arrest or restraint of government and people, civil disturbance or disobedience, sabotage or similar occurrence, interference by third parties with any solid waste disposal operations or any other duties of Casella, or the County; (c) a strike, work slowdown, or similar industrial or labor action; (d) an order or judgment (including, without limitation, a temporary restraining order, temporary injunction, permanent injunction, or cease and desist order) or other act of any federal, state, county or local court, administrative agency or governmental office or body, including without limitation, such an order or judgment which limits the duration of this Agreement to less than 25 years plus extensions; (e) the denial, loss, suspension,

                           Page 5 - September 5, 1996
expiration, termination or failure of renewal of any permit, license or other governmental approval required to operate the Facilities which does not result from any negligent or willful act or omission of the party; (f) adoption or change (including a change in interpretation or enforcement) of any federal, state, county or local law, rule, permit, regulation or ordinance after the effective date applicable to the parties or the Facilities, adversely affecting any obligations hereunder, including, without limitation, such changes which have an adverse effect on the cost of development, construction, operation or maintenance of the Facilities; (g) the institution of a legal or administrative action, or similar proceeding, by any person, firm, corporation, agency or other entity which delays or prevents any aspect of the development or operation of the Facilities, including, without limitation, comments on or challenges to the consideration or issuance of any permit, license or other approval required to construct or operate the Facilities; or (h) if Casella is for any reason (other than any reason resulting from its negligent or willful act or omission) delayed or barred by governmental or judicial action from collecting all or any part of the fees to be paid under this Agreement, as may be from time to time adjusted, and any other payments that may become due and owing.

     1.17 "Hazardous Waste" - shall mean any pollutant, contaminant, chemical, industrial, toxic or other waste that constitutes hazardous waste as defined pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. ss. 9601 et. seq, or the New York State Environmental Conservation Law, Article 27, ss. 27-1301(1), or the regulations adopted thereunder.

                           Page 6 - September 5, 1996

     1.18 "Host Agreement" - shall mean the agreement intended to be executed simultaneously herewith by and between Casella and the County and the Town of Schuyler Falls relative to the obligations of Casella, the County, and the Town of Schuyler Falls relative to the ongoing deposit of waste at the Landfill and the fees paid therefrom and all more particularly described in said agreement, annexed as Exhibit "4".

     1.19 "Host Fee" - shall mean a payment paid to the County and the Town of Schuyler Falls for solid waste disposed of or at the Landfill, partially in lieu of all town, county and school taxes and more particularly described in the Host Agreement.

     1.20 "Identified Personal Property" - shall mean that Personal Property that has been specifically identified on Schedule M.

     1.21 "Labor Adjustment" - shall mean an adjustment to the Tipping Fee made by virtue of the provisions of the Labor Utilization Agreement.

     1.22 "Labor Agreement" - shall mean the agreement by and between the County and the CSEA relative to the employees of the County effected by this Agreement and annexed hereto as Exhibit "5".

     1.23 "Landfill" - means all of the County's assets and properties used or held for use by the County in connection with the Clinton County Landfill, including land, buildings, appurtenances, office furniture, equipment and fixtures, the full benefit of all utility arrangements, licenses and permits, including rights of assignment to the

                           Page 7 - September 5, 1996
extent any such licenses and permits may be assignable and all other rights, assets and interests all as used in connection with the Clinton County Landfill.

     1.24 "Lease Payments" - shall mean the consideration that Casella will pay the County for the lease of the Facilities, exclusive of the Unlined Landfill which is subject to the operating portion of this Agreement and not the lease.

     1.25 "Lined Landfill" - shall mean that portion of the Landfill, excluding the Unlined Landfill, which includes existing partially constructed lined capacity and projected lined Air Space capacity of approximately 1.804 million cubic yards and the Anticipated Capacities, all encompassing 160 acres together with the full benefit of all utility arrangements, licenses and permits, to the extent any such licenses and permits may be assignable and all other rights, assets and interests all as used in connection with the Lined Landfill more particularly described in Schedule "B".

     1.26 "Option Payment" - shall mean the payment to be made to the County in the event that this Agreement is extended for a term of 25 years which payment shall be in the amount of $1,000,000.00 (One Million).

     1.27 "Personal Property" - means all of the personal property used or held for use by the County in connection with the operation of the Landfill, Recycling Program and the Convenience Stations together with certain delineated equipment related thereto, exclusive of real property. The Personal Property is intended to be all personal property and interests related thereto subject of this Agreement including the Identified Personal Property and is more particularly described in Schedule "E" annexed hereto, excluding, however, the following: water truck, County radio

                                            Page 8 - September 5, 1996
communication system, messenger pick up truck and four personal computers with printers, all which shall be retained by the County. (See Schedule N).

     1.28 "Phase I" - shall mean that portion of the Lined Landfill which is partially constructed and consists of 6.1 acres containing 3 lined cells having a total Air Space capacity of approximately 521,000 cubic yards.

     1.29 "Phase II" - shall mean that portion of the Lined Landfill which is intended to be constructed second and consists of 6.4 acres containing 2 lined cells having a total Air Space capacity of approximately 547,000 cubic yards.

     1.30 "Phase III" - shall mean that portion of the Lined Landfill which is intended to be constructed third and consists of 9.2 acres containing 3 lined cells having a total Air Space capacity of approximately 735,000 cubic yards.

     1.31 "Post Closure Care" - shall include those acts and activities which are required for post-closure care including monitoring, reporting and maintenance for the time set forth in the relevant environmental statutes and regulations, as they may be amended or shortened as the case might be.

     1.32 "Property" - shall mean any parcels of real property located in the County on which the Facilities are located, exclusive of the Unlined Landfill, more particularly described in the annexed Schedule "F".

     1.33 "Recycling Payment" - shall mean payments due to the County from Casella through the operation of the Recycling Program.

     1.34 "Recycling Program" - shall mean all of the equipment and buildings associated with the County's existing recycling program more particularly described

                           Page 9 - September 5, 1996
in the schedule annexed as Schedule "C", together with the program as it may be amended.

     1.35 "Special Waste" - shall mean any discarded waste material other than those which are typically found in household, commercial or municipal refuse, including, without limitation, materials such as industrial waste, institutional waste, animal manure, petroleum contaminated soil of a nonhazardous nature, residue from incineration, food processing wastes, dredging wastes, tires and asbestos, or waste which requires special or exceptional handling or approval from DEC, but shall not include Excluded Waste.

     1.36 "Tipping Fee" - shall mean the tipping fees established for the disposal of a single Ton of Acceptable Waste at the Facilities paid to, and retained by Casella, in accordance with paragraph 10 herein.

     1.37 "Ton(s)" - shall mean 2000 pounds.

     1.38 "Unlined Landfill" - means that portion of the Clinton County Landfill which has been operated by the County as an unlined landfill which consists of the areas within the Landfill that is utilized as an unlined landfill plus an additional 100 foot buffer zone and which is intended to be subject to the operating provisions of this Agreement together with the full benefit of all utility arrangements, licenses and permits, and all other rights, assets and interests all as used in connection with the Unlined Landfill more particularly described in Schedule "A".

     1.39 "Labor Utilization Agreement" - shall mean the agreement intended to be executed simultaneously herewith by and between Casella and the County relative

                           Page 10 - September 5, 1996
to the utilization of labor at the Facilities and adjustments made thereto and all more particularly described in said agreement, annexed as Exhibit "3".

2. LEASE PAYMENT

     The County hereby leases to Casella the Facilities, excluding the Unlined Landfill, to Casella for a term of twenty-five (25) years commencing on the Closing Date on the terms and conditions as more fully set forth as follows:

     Casella shall pay to the County the sum of $10,501,284.00 (Ten million, five hundred and one thousand, two hundred and eighty four), payable in accordance with Schedule "H", for a period of seven (7) years from the date of the first payment for a total of 28 payments. The obligation of Casella to make Lease Payments shall be suspended on July 1, 1997 in the event that the County has failed to complete construction of Phase I and has not supplied Casella with all necessary permits and authorities for Casella to operate Phase I at the Annual Capacity by that date. Casella shall resume Lease Payments in accordance with the schedule above referenced after construction has been completed and all permits and authorities have been supplied, provided, however, that Casella shall have no obligation to remit, without effecting the total amount due, any payments that would have been due during the suspension period.

3. HOST FEE

     Casella will pay the sum of $2.50 for each ton of Acceptable Waste disposed of at the Landfill. Payment shall be made to the parties to the Host Agreement at the

                           Page 11 - September 5, 1996
same time, same manner and subject to the adjustments as specified in the Host Agreement.

4. PURCHASE OPTION

     Casella may, during the term of this Agreement or any renewals hereof, elect to purchase the Lined Landfill, Personal Property, Recycling Program, Property and Convenience Stations subject to the necessary County approval of the same. In the event, that the County approves such purchase option, the Lease Payments, upon the closing of title, shall cease and there shall be an acceleration of the unpaid Lease Payments and the County shall be paid at closing a purchase price equal to the unpaid Lease Payments calculated by referring to the annexed Schedule "H". In the event that the purchase option is exercised and approved after all Lease Payments have been made, and only in that event, the purchase price shall be equal to a sum equal to the last two years Recycling Payment which sum shall represent an acceleration of monies due for the succeeding two years of this Agreement following sale, for which Casella shall be given credit against future monies due. No Recycling Payment shall be due from Casella for the following two (2) years following the closing of the purchase. There shall be an adjustment made with respect to the credit for the amount paid to the County versus the actual amount due the County for the two year period for which acceleration has been made. Casella shall at the conclusion of the two years remit to the County any additional sums that might be due based on the actual Recycling Payment or, should money be due Casella, Casella shall be entitled to a credit against the third year or years for the amount overpaid.

                           Page 12 - September 5, 1996

A.   PROPERTY

     The Property to be conveyed to Casella shall be conveyed by Bargain and Sale Deed with covenants and in proper statutory form for recording, being clear of all liens and encumbrances, subject, however, to the following:

     1. Provisions of existing building, zoning land use, subdivision and environmental laws and regulations whether imposed by federal, state or municipal or other governmental units or authority;

     2. Rights of the public and others in respect to streets and ways abutting and laying within or between parcels.

     3. All rights of way, plans, easements, conditions, restrictions, covenants, liens or claims of record.

B.   PERMITS

     All permits for the utilization of the Facilities as may be required, which allow use of the Facilities in the manner and at the capacities set forth herein, shall be transferred to Casella by the County to the extent permitted by applicable law and shall be a condition of closing.

C.   PERSONAL PROPERTY

     All Personal Property shall be transferred free and clear of all liens and encumbrances in "as is" condition. In the event that specific personal property has been substituted, in accordance with the procedures set forth in paragraph 5 herein, such substituted or upgraded personal


                           Page 13 - September 5, 1996
     property shall be transferred provided, however, that no additional payments shall be required from Casella.

D.   OBLIGATION TO PURCHASE

     Casella's obligation to close the purchase under this Agreement is conditioned upon the following:

     1. The issuance to Casella prior to closing, of those permits or licenses as may be required in Casella's sole opinion to operate the Landfill at the capacities set forth herein; or

     2. The receipt prior to closing of preliminary authorization, to Casella's satisfaction, by all governmental authorities having jurisdiction to permit Casella to operate in the matter desired; and

     3. The receipt from Casella of those assurances that might be necessary in the discretion of Casella's counsel, which would allow Casella's counsel to issue an opinion letter to Casella that there is no state of facts which would impair, restrain or prohibit the consummation of the transactions contemplated hereby or which might, in Casella's counsel's reasonable judgment, materially impair value; and

     4. Receipt by Casella of the necessary Bills of Sale, Assignments, Deeds, and other instruments of transfer, conveyance, and assignment in accordance with the provisions hereof, transferring



                           Page 14 - September 5, 1996
          to Casella all of the County's right, title and interest in the Facilities other than the Unlined Landfill, free and clear of all mortgages, liens, encumbrances, pledges, equities, claims and obligations to other persons or parties, of whatever kind and character and allowing, to the extent applicable, the issuance by a New York state title insurance company title, insurance guaranteeing marketable title.

E.   NONMERGER

     The closing of the purchase shall only result in a merger of those provisions of this Agreement which are relevant to the transfer, and shall not work a termination of this Agreement beyond that necessary for the closing, termination of the lease, and transfer of ownership.

5.   PERSONAL PROPERTY

     The Lease Payment shall include payments for the utilization of the Personal Property by Casella. Casella may utilize the Identified Personal Property at the Facilities or such other location as Casella in its sole discretion deems appropriate, provided, however, that if any of the Identified Personal Property are utilized in a location other than the Facilities, Casella shall promptly notify the County of the location of the Identified Personal Property. Casella may utilize the balance of the Personal Property at any of the Facilities in its sole discretion as it deems appropriate. Although it is the intent of the parties that the Personal Property, other than the


                           Page 15 - September 5, 1996

Identified Personal Property, be used for the purposes covered by this Agreement, Casella may use the Personal Property, other than the Identified Personal Property, outside of Clinton County for purposes outside the scope of the Agreement with the consent of the County, which consent may not be unreasonably withheld. Title to the Personal Property shall remain with the County, subject, however, to the provisions herein, absent a closing under the purchase option at which time the title to the Personal Property will be transferred to Casella.

     It is agreed by the County and Casella that the Personal Property have a useful life based on the date of purchase of the particular personal property. The agreed upon useful life of each personal property is set forth in Schedule "I". In consideration for the maintenance of the Personal Property by Casella for the balance of the term of its useful life, the County agrees that upon the end of the agreed upon useful life for each of the personal property, the County will abandon its interest in the particular personal property to Casella for payment by Casella equal to the scrap value of the particular personal property which the parties agree shall be 1% of the value of the Personal Property as set forth in Schedule "J".

     Casella may at any time during the useful life of a personal property, request that the County upgrade or replace the personal property in order to ensure a more efficient operation of the Landfill, the Recycling Program, or the Convenience Stations. In the event Casella so requests the County, the County shall, in accordance with public acquisition requirements, acquire replacement equipment in accordance with the specifications submitted by Casella. The personal property for which the

                          Page 16 - September 5, 1996
upgrade is sought shall be declared surplus by the County and shall be sold or traded in accordance with the procedures set forth in law and the sum realized from said sale shall be utilized, in whole or in part, to pay for the newly acquired personal property. In the event there is a shortfall between the monies realized from the auction sale and the acquisition price of the newly acquired personal property, Casella shall, after receiving delivery of the replacement personal property, remit to the County on the next Payment Date, as an additional Lease Payment the difference between the realized auction price and the acquisition price for the newly acquired personal property. In the event of an early termination of this agreement, the proportionate useful life remaining of the newly acquired equipment shall be multiplied times the amount paid by Casella which shall be a credit to Casella. This payment by Casella shall be considered in full satisfaction of that portion of Casella's lease obligations under this Agreement for the newly acquired personal property, and the newly acquired personal property shall be added to this Agreement and to the schedules contained on Schedules "E" and "J", a useful life shall be established and added to Schedule "I", and thereafter the personal property shall be subject to the terms of this Agreement.

     Alternatively, Casella may also at any time decide that a personal property is surplus and not necessary to the operations of the Landfill. In the event that Casella makes such determination, it shall inform the County in writing and within thirty (30) days the County will advise Casella whether the County agrees with that determination. In the event that the County so agrees, the personal property shall be

                           Page 17 - September 5, 1996
auctioned off by the County pursuant to the procedures previously set forth, and the amount realized at said auction shall be credited to Casella against any payments due the County under this Agreement. In the event that the County disagrees with Casella's determination that the personal property is surplus, the County shall, within the time specified, inform Casella and shall assume control of the personal property. Casella and the County shall thereafter mutually select an appraiser, or in the event that mutual agreement cannot be had, each shall mutually select an appraiser which appraisers shall select a third appraiser, and an appraisal of the personal property shall be made. Casella shall be entitled to a credit against any payment under this Agreement for the value of the personal property determined by the above-referenced procedures. The personal property declared surplus shall be deleted from Schedules "E", "I" and "J" and shall no longer be subject to the terms of this Agreement.

6.   ALLOCATIONS

     The payments under this Agreement shall be allocated as follows:

       (i) Long-term real estate lease 63%.

      (ii) Good will 17%.

     (iii) Equipment 20%.

     In the event that a closing should take place pursuant to the Purchase Option contained herein, the above percentages shall be utilized provided, however, that in the event, prior to the closing that payments have been adjusted by reason of

                           Page 18 - September 5, 1996
personal property having been declared surplus, a percentage adjustment shall be made to reflect that event.

7.   RECYCLING PROGRAM

     Casella shall operate at the County's existing sites a recycling program, which shall be generally modeled after its existing program in the State of Vermont, for material generated from the existing convenience stations servicing County residents. It is intended that the recycling program be comprehensive to the extent economically feasible. Casella shall be responsible for the marketing of all the recycled material and retain the recycling revenue as an offset of its operational costs associated therewith.

8.   RECYCLING REVENUE

     With respect to the material generated through the recycling program, the County Legislature shall set, by either local law or resolution, the "per bag" disposal rates at the convenience stations. The present disposal rate is $1.00 per 15 gallon bag. Based on that rate, Casella agrees to pay to the County the Recycling Payment in the sum of $50,000 per year, payable on January 15th of the succeeding year, with the first year to be apportioned. Subject to, and conditioned on, legislative approval, the County agrees to increase the disposal rate to $1.25 per bag for the period April 1, 1997 though March 31, 1998 and $1.50 for the period April 1, 1998 through March 31, 1999. Based on, and subject to, those timely enactments, Casella agrees to pay the County the Recycling Payment in the manner set forth herein as follows:

        $1.25 per 15 gallon bag            $125,000.00 per year

        $1.50 per 15 gallon bag            $200,000.00 per year



                           Page 19 - September 5, 1996

After April 1, 1999 Casella shall be entitled to set the per bag rate at an amount per convenience station which, on an annual basis, will equal the previous year's costs for operating the convenience station plus the then present cost of disposal including transportation, but in no event less than $1.50 per bag. The County will, subject to legislative approval, enact whatever local legislation is necessary to effectuate the rates. In the event that the County fails to set a rate, as above referenced, which covers Casella's costs, the disposal costs, and the cost of marketing the recyclables then, in that event, Casella shall have a right to close the convenience station.

9.   CONVENIENCE STATIONS

     The Lease Payments hereunder encompass payment for the Convenience Stations containing the real and personal property delineated on Schedule "D". Until April 1, 1999 Casella shall be responsible for operating the convenience stations at the same approximate level as is presently operated by the County. Casella, after April 1, 1999 may modify the hours of operation of the convenience stations in its sole discretion, provided, however, that the total hours of operation for all the convenience stations, in total, shall not be reduced to less than 80% of the existing total operational hours, subject, however, to the provisions of paragraph 8 above which allows Casella to terminate certain operations, which terminations, if any, shall not be factored in the percentage of service required under this paragraph. The parties recognize that certain Convenience Stations are not on County property. The County agrees to hold harmless and indemnify Casella from any loss, claim or expense associated with a third-party assertion of contrary or superior rights. Casella

                           Page 20 - September 5, 1996
shall have the option, in the event that the County is not able to obtain legal or leasehold title in a reasonable period of time to close these Convenience Stations which shall not be included for purposes of the percentage calculations noted above. Casella shall collect at the convenience stations such bags as may be left by County residents and shall charge the specified rate per bag as is either set forth pursuant to this Agreement or may be set by the County. Casella shall keep accurate and complete records, subject to audit, of bags collected and monies collected. Its records shall be available for County inspection upon reasonable notice.

10.  TIPPING FEE

     The Tipping Fee for Acceptable Waste accepted for disposal at the Landfill generated by the County, its residents or private haulers, shall be the Base Rate for a period of 10 years from the date of this Agreement, plus adjustments. The initial Base Rate shall be $54.75. Adjustments, during this 10 year period, shall be made in the Base Rate in the event the CPI increases any calendar year in excess of five (5%) percent. In the event the CPI increases beyond five (5%) percent for a calendar year, the amount of said increase above five (5%) percent shall be multiplied times the previous year's Base Rate and then added to it, which shall then become the new Base Rate for the calendar year commencing on that following January 1.

     The Tipping Fee for each year of the second ten years, shall be calculated by taking the Base Rate for the previous year and making an annual adjustment of seventy-five (75%) percent of the CPI increase for the previous year multiplied times

                           Page 21 - September 5, 1996
the previous Base Rate, which shall be added to the previous Base Rate, and become the new Base Rate for the calendar year commencing on the following January 1.

     The Tipping Fee for each year of the last five years of the original term of this Agreement, shall be calculated by taking the Base Rate for the previous year and making an annual adjustment of one hundred (100%) percent of the CPI increase for the previous year multiplied times the previous Base Rate, which shall be added to the previous Base Rate, and become the new Base Rate for the calendar year commencing on the following January 1.

     The Tipping Fee shall not be governed by the terms of this Agreement, or as it might be extended, after the expiration of twenty (25) years from the Effective Date.

     In addition, there shall be the Labor Adjustment to the Base Rate as required by the provisions of the Labor Utilization Agreement.

11.      OPERATING AGREEMENT/UNLINED LANDFILL

     Casella and the County agree that from and after the Effective Date, Casella shall operate for the County, and shall have full physical and managerial control subject to the Labor Utilization Agreement, of the Unlined Landfill, which Unlined Landfill shall not be subject to lease. The operation of the Unlined Landfill shall, in addition to what is hereinafter set forth, be subject to the same provisions as the Lined Landfill as set forth in subparagraphs 13 (A)(1)(c); (B); (D)(2), (5), (6), (7); (E); (F); and (G);
herein.

                           Page 22 - September 5, 1996

     A. Indemnification

          The County agrees to hold and save harmless Casella from any damage or claim resulting from the disposal of solid waste of any sort arising prior to Casella's assuming operational control of the Unlined Landfill, whether such liability arises by the operation of law or out of a wrongful act or neglect of the County or otherwise. In the event that Casella shall sustain damage or be forced to defend a lawsuit or claim, the County shall hold harmless and indemnify Casella to the extent of any losses, costs or liabilities incurred, including without limitation, fines, penalties, disbursements or attorney fees.

     B. Permit

          The County warrants and covenants that the Unlined Landfill has all necessary permits and Air Space to accept additional Acceptable Waste from outside of Clinton County in the amount of 60,000 Tons. The County further warrants and covenants that as of the date Casella assumed operational control of the Unlined Landfill, there was an usable Air Space capacity of 120,000 Tons. The County warrants and covenants that such Air Space shall be available for the disposal of Acceptable Waste by Casella and that the Unlined Landfill will be able to utilize that Air Space, continuously, until at least June 15, 1997. Based on these covenants, Casella covenants to reserve 60,000 Tons of Air Space for use for County generated Acceptable Waste. The County shall retain responsibility for permitting, closure design, and related inspection services at its sole cost for the closure of the Unlined Landfill.

                          Page 23 - September 5, 1996

     C. Closure

          Casella agrees, upon exhaustion of the Air Space of the Unlined Landfill as set forth above, to perform Closure of that landfill in accordance with the regulations of the New York State Department of Environmental Conservation and the consent order entered into by the County (Exhibit "2") at its sole cost subject to the responsibilities of the County described in subparagraphs "I", "J" and "K" below. Casella's obligation to perform the Closure is subject to the following condition precedents:

          1. the availability of Air Space set forth in subparagraph 11 (B) above, both as to general capacity and as to the availability for out of county waste; and

          2. the granting of permits and authorities, as well as the completion of construction, for the operation and leasing of the Lined Landfill by Casella; and

          3. the ability of Casella to utilize the Unlined Landfill's specified Air Space, continuously, until at least June 15, 1997; and

          4. the repeal of the local laws, etc, set forth in subparagraph 11(E) below.

In the event the above referenced condition precedents are not satisfied in full, Casella shall have no obligation to conduct Closure, which responsibility shall be that of the County. Casella's sole obligation shall be to remit to the County an amount equal to $15.00 per ton for each Ton of Acceptable Waste accepted at the Unlined

                          Page 24 - September 5, 1996

Landfill, subject to any reduction for removed Excluded Waste, which monies shall be the limit of Casella's obligation as to Closure, which sum shall be further adjusted to credit Casella for Lease Payments already made.

     D. Acceptable Waste

          Casella agrees that during the term of its operation it shall only accept at the Unlined Landfill Acceptable Waste. Casella shall keep records of all transporters bringing waste into the Unlined Landfill, the date the waste was brought in and Casella shall further visually inspect the waste to ensure that it is acceptable and in accordance with the Consent Order. The County shall have the right to visually inspect all waste as it is brought in to the Facility. Casella shall cooperate with the County to encourage the County to exercise that right. Whether the County exercises that right or elects not to exercise that right, it shall be presumed, absent substantial evidence to the contrary, that in the event Excluded Waste was deposited, it was done during the County's control of the Unlined Landfill, thus, subjecting the County to the provisions of subparagraph "A" above.

     E. Waste Control Ordinances or Local Laws

          The County has enacted certain ordinances, previous to this date, which restricts or limits the flow of waste to the Unlined Landfill. The County agrees, subject to legislative approval and the limitations of law, within forty-five (45) days to repeal such ordinances or local laws. The County further agrees to apply and seek for lead agency status under SEQRA relative to the lease of the Lined Landfill. Nothing herein shall require the Town of Schuyler Falls or the County to repeal their

                           Page 25 - September 5, 1996
local ordinances prohibiting the placement of municipal waste water sludge or industrial sludge.

     F. Subdivision

          The County agrees to subdivide the Landfill so that the Unlined Landfill and Lined Landfill are on approved separated parcels of property. The cost of the survey shall be that of Casella. It is intended that subdivision shall occur prior to the commencement of operation of the Lined Landfill.

     G. Ownership

          Ownership of the Unlined Landfill shall remain at all times with the County. In the event that the purchase option is elected by Casella and approved by the County, ownership of the Unlined Landfill shall not be transferred pursuant to that Purchase Option, but shall remain with the County.

     H. In Ground Separation Costs

          There is presently emanating from the Unlined Landfill certain ground water contamination which will require the creation of an impervious in ground separation wall and ancillary construction to contain the migration. Costs associated with such in ground separation construction shall be that of the County and shall not be considered a closure cost. The costs, however, will be advanced by Casella and the construction shall be done by Casella ancillary to the Closure. In the event that Casella receives a permit by the New York State Department of Environmental Conservation together with all local approvals for Phase II and III at their Anticipated Capacities and Annual Capacity within five
(5) years of the date of this Agreement,

                           Page 26 - September 5, 1996
and in the event that the County has cooperated with Casella in the obtaining of such approvals then, in that event, Casella agrees to absorb the cost of the in ground separation construction that was performed at or about the time of Closure. In the event that Phase II and III approvals are not received within the time specified or the County has failed to cooperate in obtaining those Phase II and III approvals, the costs of the in ground separation system shall be a credit to Casella which may be utilized against future payments due the County under the terms of this Agreement or shall be paid by the County should no monies be due. Payment or credit shall be immediately due, or credit applied, in the event of an early termination of this Agreement. In the event there is a dispute as to the size of the credit, the fair market value of the services performed plus interest from the date of completion, which shall be the value of the credit, shall be determined by taking the average of three arms lengths appraisals from experienced, reputable firms solicited pursuant to public notice with the cost of the appraisals to be equally shared by the parties.

     I. Post Closure Care

          The County is responsible for Post Closure Care of the Unlined Landfill. The County may, by separate agreement, contract with Casella for this service. In the event the County chooses to so contract for the Unlined Landfill or for its existing landfills in Mooers and Ausable, Casella agrees to charge the County its own actual direct costs for this service plus a percentage of 5% representing Casella's indirect costs.

                           Page 27 - September 5, 1996

     J. County Closure Responsibilities

          The County shall be responsible for the following, which in no event shall be Casella's responsibility:

          1)   Permitting and all issues and costs related thereto; and

          2)   Closure design and all issues and costs related thereto; and

          3) Inspection and testing services, whether surface or subsurface, and all issued and costs related thereto.

     K. Personal Property

          Casella shall have the right to use all necessary Personal Property for the operation of the Unlined Landfill, and shall have responsibility to maintain the same. Nothing herein shall limit the right of Casella to use its own personal property at the Unlined Landfill, which right shall be unrestricted.

     L. Use and Compliance With Law

          The Unlined Landfill shall be kept by Casella in substantial order and repair outside and inside at its sole cost and expense, other than for pre-existing conditions, and Casella shall comply with all orders, regulations, rules and requirements of every kind and nature, now and hereinafter in effect, of the federal, state, municipal or other governmental authorities having the power to enact, adopt, impose or require the same whether they be usual or unusual, ordinary or extraordinary or whether they or any of them relate to environmental requirements or otherwise, provided they are related to Casella's operations, and Casella shall pay all costs and expenses incidental to such compliance and shall indemnify and hold

                           Page 28 - September 5, 1996
harmless the County from all expense and damages by reason of any notices, orders, violations or penalties filed against or imposed upon the Unlined Landfill or against the County as owner thereof because of the failure of Casella to comply with this covenant provided, however, that nothing herein shall effect or limit the responsibility of the County relative to the Unlined Landfill as to pre-existing conditions.

     Casella shall have the right, at its own cost and expense, to contest or review by legal proceedings the validity or legality of any law, order, ordinance, rule, regulation, direction, or certificate of occupancy and during such contest Casella may refrain from complying therewith provided that Casella will not be subjected to criminal prosecution thereby and, that if requested to do by the County, Casella shall furnish to the County a bond in form and amount reasonably satisfactory to the County guaranteeing to the County compliance by Casella such law, order, ordinance, rule or regulation, if required.

12.  COOPERATION

     It is the intention of the parties that the Lined Landfill be permitted to the capacity set forth for Phases I, II and III and the Anticipated Capacities. It shall be the responsibility of the County, within twelve (12) months from the date of this Agreement, to obtain all permissions and approvals that might be necessary from local governmental entities or bodies which have legal jurisdiction over the Lined Landfill including, but without limitation, zoning approval and the granting of any special permits that might be necessary, until no further approvals or permissions are

                           Page 29 - September 5, 1996
necessary from any local governmental agency or body, in order that Phase I, II and III may proceed for use as a municipal landfill at the specified capacities, Annual Capacity and, to the extent possible, the Anticipated Capacities.

     Casella shall cooperate with the County in obtaining these approvals. Obtaining local approvals shall be the County's responsibility and obligation.

     The County shall, other than for Phase I which shall be totally the County's responsibility, cooperate with Casella in obtaining regulatory approval for the Lined Landfill at the capacity specified herein and shall undertake all reasonable steps to accomplish the same provided, however, that it shall be Casella's responsibility to prepare the permit application, conduct geologic and engineering studies, and to pay any consultants that might be necessary in relation to the same. The County shall execute at Casella's request, all documents consistent with the purposes of this Restated Operation, Management and Lease Agreement, and will further undertake to the extent not violative of law any steps requiring local legislation or resolution in order to obtain contemplated approvals.

     The County hereby appoints Casella as its agent or, alternatively, grants Casella a limited power of attorney (to the extent permissible by law) to file documents, execute documents, submit permit applications, consult with the New York State Department of Environmental Conservation, represent the County in front of the Department of Environmental Conservation, represent the County at any public hearings that might be necessary relative to the obtaining of the requisite environmental and ancillary permits that might be necessary for approval of Phase II,

                           Page 30 - September 5, 1996

III, the Anticipated Capacities and the Annual Capacity, or for any further proceedings that might be necessary for Phase I.

     Nothing herein shall affect, however, the obligation of the County to obtain approvals and complete construction of Phase I at its sole cost and expense.

13.  LINED LANDFILL

     A. Exclusive Use

          The County hereby grants Casella an exclusive lease, franchise, license and privilege to build, operate and utilize a solid waste landfill at the Lined Landfill including, but not limited to:

          (1) The right to take possession of, occupy and have exclusive use of all Facilities, other than the Unlined Landfill which shall be governed by paragraph 11:

               (a) The right to take possession, and use all Property, Personal Property, Recycling Program, all building and fixtures which are used at and located at the Lined Landfill. Nothing herein shall limit the right of Casella to use its own personal property, which right shall be unrestricted.

               (b) Exclusive franchise, license and privilege to operate and dispose of Acceptable Waste at the Lined Landfill;

               (c) The use of permits in the County's name. The County agrees to obtain and maintain in the County's name all permits and registrations requested by Casella or to

                           Page 31 - September 5, 1996
                    transfer them into Casella's name at Casella's option if permitted by law and to assist with all federal, state and local agencies to obtain the issuance, modification and amendment of all permits requested by Casella and otherwise assist Casella in obtaining and maintaining such permits during the term of this Agreement. The parties agree to use good faith and due diligence in obtaining permits and any modifications or amendments thereto.

               (d) The covenant of non-competition. The County shall not during the term of this Agreement or any extension thereof, to the extent not violative of law, grant any other person or entity any license, permit, franchise or right to recycle, transfer or dispose of any waste within the County's jurisdiction. The County further agrees not to compete with Casella relative to the recycling, handling or disposal of waste during the term of this Agreement (or Host Agreement) or any extensions thereto.

     B. Waste

          (1)  Approved Area
               Casella shall have the right to recycle or dispose of Acceptable Waste generated outside Clinton County provided the origin of the waste is from the Approved Area. Acceptable County Waste,


                           Page 32 - September 5, 1996
               in case of conflict, shall have priority over Acceptable Waste originating outside Clinton County. Casella shall use best efforts and good faith in complying with this restriction provided, however, that Casella shall not be liable for the removal of any such waste or damage sustained by the County so long as Casella has operated in good faith.

          (2)  Transportation
               Casella shall not be responsible for the transportation or delivery of waste by or on behalf of the residents of Clinton County. Casella shall also not be responsible for the transportation or redelivery of any waste including, without limitation, Excluded Waste that was improperly delivered and subject to and in accordance with the terms of this Agreement. Casella shall, however, be responsible for the transportation of waste from the Convenience Stations once waste is received there.


          (3)  Acceptable Waste.
               Casella agrees to accept only Acceptable Waste at the Lined Landfill. Casella shall be responsible for the removal of Excluded Waste, which provision shall not limit Casella's right of recourse against the transporter or generator of the Excluded Waste.

                           Page 33 - September 5, 1996

          (4)  Tonnage
               Casella agrees to limit the annual tonnage of Acceptable Waste received at the Lined Landfill to 125,000 Tons unless a higher limit is authorized in writing by the County.

     C. Construction

          Casella agrees to finance and construct expansions of the Lined Landfill to the extent permissible, pursuant to market forces and demand, consisting of Phase II, III, and the Anticipated Capacities. Casella guarantees that the design and construction of the expansions will meet or exceed any and all state requirements pertaining to municipal solid waste landfills in New York State.

          Casella shall have the right to construct at the Lined Landfill such buildings or fixed resources as it deems necessary for the operation of the Lined Landfill including, but not limited to, recycling facilities, garages and other construction in Casella's sole option.

     D. Operation

          (1) Casella shall have full control, both physical and managerial, subject to the Labor Utilization Agreement, of the Facilities, exclusive of the Unlined Landfill, from the Closing Date, subject only to the express limitations of the Agreement.

          (2) Casella shall be responsible for the day-to-day operation of the Lined Landfill, including weighing waste, testing waste for nature and consistency, preparation of waste for disposal, cell

                           Page 34 - September 5, 1996
               construction, disposal of waste, preparing and applying daily interim and final cover, construction of temporary roads and other temporary access, installation and monitoring of ground water wells, maintenance and operation of a leachate collection system, and disposal of leachate.

          (3) Casella shall be responsible for providing and maintaining all necessary facilities for the receiving and handling of waste to be disposed of at the Lined Landfill.

          (4)  Casella shall be responsible for providing:

               (a) All engineering services necessary for the design, construction and operation of the Lined Landfill (other than Phase I).
               (b)  The maintenance of office facilities on the premises.
               (c) The maintenance of all Personal Property necessary to operate the Lined Landfill.
               (d) The employment of all necessary personnel to operate the Lined Landfill (subject, however, to the provisions of the Labor Utilization Agreement).
               (e) All services incidental to the business of operating the Lined Landfill, including security, accounting, legal, fire prevention and pollution control.

          (5)  Casella shall reject for disposal all Excluded Waste.


                           Page 35 - September 5, 1996

          (6) Casella shall have the right to detain and inspect the contents of all vehicles which are delivering waste to the Lined Landfill to ensure that Excluded Waste is not being delivered to the Lined Landfill. Casella shall have the right to refuse or reject such Excluded Waste in its sole discretion or, if not detected prior to entering the Lined Landfill, Casella shall have the right to remove the Excluded Waste and ensure its proper disposal, all at the hauler's expense. Casella shall have the right to ban haulers from disposing at the Lined Landfill until such time as the expenses for reimbursement for the removal of the Excluded Waste are paid to Casella. Casella shall have the right to ban any and all haulers who violate the rules governing the Lined Landfill after consultation with the County and subject to the County's consent, which consent shall not be unreasonably withheld.

          (7) All revenue and income generated by or at the Facilities shall be collected by Casella and shall be the property of Casella.

          (8) Casella shall be responsible for Closure and Post Closure Care of Phase I, Phase II, Phase III, and the Anticipated Capacities, provided that such Phases were exhausted during the term of this Agreement. Other than on account of a default by the County, should this Agreement be terminated prior to the exhaustion of the capacity of a particular Phase, Casella shall be responsible for

                           Page 36 - September 5, 1996
               a proportionate share of the Closure and Post Closure Care costs based on the percentage of capacity Casella filled of that particular Phase.

     E. Weighing

          Casella shall weigh all vehicles containing waste to be delivered to the Lined Landfill pursuant to this Agreement. Casella shall utilize scales approved by the State of New York to weigh all waste delivered to the Lined Landfill. Casella shall have the right to impose additional charges beyond the Tipping Fee for Special Waste based on volume unit, weight or characteristics. The County or its authorized representative shall have the right at the County's sole expense to test the accuracy of scales located at the Lined Landfill, provided that these tests are conducted at reasonable times and do not unreasonably interfere with the orderly operation of the Lined Landfill.

     F. Hours of Operation

          Casella shall have the right to operate the landfill at hours of its choosing from 7:00 A.M. to 6 P.M., Monday through Saturday.

     G. Inspection

          The County shall have the right to inspect the Lined Landfill during reasonable business hours in order to ensure that the provisions of this Agreement are being complied with, that Acceptable Waste is being received at the Landfill, and that the Landfill is being operated in conformity with New York State and United States environmental laws.

                           Page 37 - September 5, 1996

          Casella agrees to reimburse the County for the salary of one deputy sheriff for the time the deputy sheriff spends in performing such inspections or oversight, the reimbursement to be determined by taking the deputy sheriff's normal and customary pay, absent overtime and paying the proportion of time that said deputy sheriff expends at the Landfill provided, however, that Casella shall not be responsible for more than the annual salary of said deputy sheriff.

     H. Development of Phase I

          The parties acknowledge and agree that the County has a permit to operate and construct Phase I of the Lined Landfill. The construction and granting of operational permits for Phase I shall be the responsibility of the County and shall be completed at the sole cost and expense of the County. The County shall make all efforts to ensure that the permit requirements are satisfied and construction is completed and operations are authorized as expeditiously as possible. Casella guarantees that the design and construction of the expansions will meet or exceed any and all state requirements pertaining to municipal solid waste landfills in New York State.

     I. Effective Date Responsibilities

          Upon the Effective Date, and until this Agreement is terminated, Casella shall be responsible for all necessary maintenance, including winter preservation, for operating control of the Lined Landfill as necessary to meet the reasonable requirements of operation and maintaining as established by the County engineers.

                           Page 38 - September 5, 1996

          In addition, Casella will assume upon the Effective Date, all negotiating responsibility for the County related to leachate disposal associated with the Lined Landfill.

14.  USE AND COMPLIANCE WITH LAW

     The Facilities, other than the Unlined Landfill shall be kept by Casella in substantial order and repair outside and inside at its sole cost and expense and Casella shall comply with all orders, regulations, rules and requirements of every kind and nature, now and hereinafter in effect, of the federal, state, municipal or other governmental authorities having the power to enact, adopt, impose or require the same whether they be usual or unusual, ordinary or extraordinary or whether they or any of them relate to environmental requirements or otherwise and Casella shall pay all costs and expenses incidental to such compliance and shall indemnify and hold harmless the County from all expense and damages by reason of any notices, orders, violations or penalties filed against or imposed upon the Facilities, exclusive of the Unlined Landfill, or against the County as owner thereof because of the failure of Casella to comply with this covenant.

     Casella shall have the right, at its own cost and expense, to contest or review by legal proceedings the validity or legality of any law, order, ordinance, rule, regulation, direction, or certificate of occupancy and during such contest Casella may refrain from complying therewith provided that Casella will not be subjected to criminal prosecution thereby and, that if requested to do by the County, Casella shall furnish to the County a bond in form and amount reasonably satisfactory to the


                           Page 39 - September 5, 1996

County guaranteeing to the County compliance by Casella such law, order, ordinance, rule or regulation, if required.

15.      LABOR AGREEMENTS

     Casella and the County acknowledge that the County employs certain employees at the presently functioning Facilities which are subject to a Labor Agreement, annexed hereto as Exhibit "5", which expires on December 31, 1996. The County acknowledges its obligation to bargain in good faith with respect to any effect this Agreement might have on its employees, pursuant to the annexed Labor Agreement and Casella and the County acknowledge that it is not the intention of this Agreement to modify the existing Labor Agreement or the obligations of the County.

     Casella and the County agree to enter into a Labor Utilization Agreement annexed hereto as Exhibit "3", relative to the existing county employees subject of that Labor Agreement in order to maintain the status quo between the County and its employees until the expiration of the Labor Agreement. Casella and the County agree to be bound by the terms of the annexed Labor Utilization Agreement.

16.  GENERAL POWERS

     In addition to the other powers granted to the County, it is expressly acknowledged that in the exercise of the dominion and control of the Facilities, Casella will be free, without restriction, to subcontract out those services that it deems appropriate in its sole discretion, including, but not limited to, Closure, Post-Closure Care, transportation of waste from the Convenience Stations, or such

                           Page 40 - September 5, 1996
other services that Casella deems necessary, provided, however, that to the extent applicable, Casella shall ensure that the subcontractors follow the provisions of this Agreement.

17.  LEACHATE DISPOSAL

     Casella will enter into a long-term leachate disposal agreement with two certified sources including at least one municipality located within the County for the disposal of leachate. The responsibility for paying for leachate disposal during the term of this Agreement shall be that of Casella.

18.  RECORDS/AUDITS

     The acceptance by the County of Recycling Payments or payments under the Host Agreement, shall be without prejudice to the County's rights to an examination of Casella's books and records from the operation of the Facilities in order to verify the amount of Acceptable Waste or received material accepted in the Recycling Program as provided herein, which should obligate Casella to make payments to the County.

     Casella shall, on the due date of each payment, deliver to the County a written statement prepared and certified by Casella, showing in detail the calculation of all payments due on that day.

     Casella shall keep accurate and true records, books and dates with respect to all material received under the Recycling Program and all Acceptable Waste received at the Landfill. Accurate books and other records and data of account shall be kept of

                           Page 41 - September 5, 1996
such business whether payment was made for cash or otherwise and whether or not monies were actually received.

     The County and its agents shall have the right at all reasonable times, but in no event more than four times each calendar year, and on five days prior written notice to Casella, to inspect and examine the accounts, records, books, contracts and other data concerning the gross volume of business conducted under this Agreement to the extent relevant to the calculation of monies due the County. In the event that such inspection and examination shall disclose that there is a material variation between the reports rendered by Casella as aforesaid and the actual gross volume of business, the cost of the County's examination shall be paid for by Casella as Lease Payments. Any information obtained by the County as a result of such examination shall be treated as confidential.

     Casella shall not be obligated to hold the books and records for more than 2 years, provided there is no material variation as aforementioned.

19.  NO JOINT VENTURE

     It is further understood and agreed, that neither this Agreement nor the method thereinbefore set forth for computing payments to the County by Casella, nor any other provision of this Agreement or the Host Agreement, are intended nor shall ever be construed as to create a co-partnership by and between the County and Casella or make Casella and the County joint venturers, or make the County in any way responsible for debts and/or losses of Casella.

20.  REPRESENTATIONS AND WARRANTIES OF THE COUNTY



                           Page 42 - September 5, 1996

     The County represents and warrants to Casella as follows:

     (a) The County is a county in the State of New York with full legal right, power and authority to enter into and to fully and timely perform its obligations under this Agreement.

     (b) The County is duly authorized to execute and deliver this Agreement and this Agreement constitutes a legal, valid binding obligation of the County and enforceable against the County in accordance with its terms.

     (c) Neither the execution or the delivery by the County of this Agreement nor the performance by the County of its obligations in connection with the transactions contemplated hereby or the fulfillment by it of the terms and conditions hereof conflicts with, violates or results in a breach of any constitution, law or governmental regulation applicable to it or materially conflict with, violates or results in a breach of any term or condition of any order, judgment or decree or any agreement or instrument to which the County is a party or by which the County or by any of its properties or personal property are bound or constitutes a default.

     (d) No approval, authorization, order, consent, declaration, bid, registration or filing with any federal, state or local governmental authority or referendum of voters which has not been obtained is required for the valid execution and delivery by the County of this Agreement or the performance by the County of its obligations hereunder.

     (e) There is no action, suit or proceeding at law or inequity before or by any Court or governmental authority pending or threatened against the County in


                           Page 43 - September 5, 1996
which an unfavorable decision, ruling or finding would materially adversely affect the performance by the County of its obligations hereunder or other transaction contemplated hereby or that in any way would materially adversely affect the validity and enforceability of this Agreement.

     (f) The permits supplied by the County to Casella for Phase I have not been suspended, revoked or materially effected by any court, governmental authority, regulatory ruling or regulatory advisement, and the County knows of no fact under which the capacity of Phase I would be limited or restricted.

     (g) The County knows of no facts which would prevent, limit or restrict the granting of permits for Phase II, III at the Anticipated Capacities and Annual Capacity from the New York State Department of Environmental Conservation or would limit the anticipated capacity of those Phases.

     (h) There are no contracts or agreements whereby any person, firm or entity has any right over the Facilities.

     (i) Annexed hereto as Exhibit "6" are full and complete permits which have been issued relative to those portions of the Facilities requiring such permits. All permits are in full force and effect and the County knows of no facts which would affect the validity and continued operation of the Facilities subject of these permits. The permits have not been suspended, revoked or affected by any court, governmental authority, regulatory rule or regulatory advisement and the County knows of no facts which might adversely affect these permits.


                           Page 44 - September 5, 1996

     (j) The Labor Agreement annexed hereto as Exhibit "5" is the sole union contract effecting personnel subject of this Agreement.

     (k) There are no pending or threatened labor disputes, disturbances, litigation, events or conditions (and to the best of the County's knowledge no basis for same) involving the County and its employees relative to personnel presently performing functions at the Facilities. There are no pending demands for collective bargaining and no proceedings are pending before the Public Employees Relations Board or any other such body having jurisdiction. The County has not committed an unfair labor practice and is not a party to any collective bargaining agreement related to the Facilities other than set forth in Exhibit "5".

     (l) The County covenants:

          (i) None of the constructed buildings, structures and improvements subject to this Agreement encroach on adjoining real estate.

          (ii) All constructed buildings, structures and improvements are located and constructed in conformance with all setback lines, easements and other restructures or rights of records where it has been established by the applicable zoning or building ordinance or were in place prior to the institution of such restrictions.

         (iii) The improvements located on the Property are not the subject of any official complaint or notice of violation of any applicable zoning ordinance, use ordinance, building code, certificate of


                           Page 45 - September 5, 1996
               occupancy or similar rule, regulation or permit and no such violation is known to exist.

     (m) None of the Facilities are subject to a security interest, mortgage, deed of trust, lien, encumbrance or similar interest which would prevent the culmination of this Agreement and the County owns fee simple good insurable title to the Property except as is set forth in Schedule "K".

     (n) None of the representations or warranties made by the County herein and in the exhibits hereto and other information and material delivered by the County to Casella contains any untrue statement of material fact or omits any material fact necessary in order to make the statements contained herein and therein not misleading.

     (o) All reports and returns, whether to the New York State Department of Environmental Conservation or other agency, regarding the Facilities required to be filed with any governmental agency to date (federal, state or local) have been filed. Except as disclosed to Casella in the consent order annexed hereto as Exhibit "2", the County has no notice of any claim, violation of any applicable federal, state, county and local law, ordinance or regulation, including those applicable to discrimination in employment, pollution of the environment and occupational safety and health. In particular the County has filed all of the required notifications with the United States Environmental Protection Agency and the New York State Department of Environmental Conservation.

                           Page 46 - September 5, 1996

21.  REPRESENTATIONS AND WARRANTIES OF CASELLA

     Casella represents and warranties to the County as follows:

     (a) Casella is a foreign corporation duly incorporated, validly existing and authorized to do business under the laws of the State of New York with full legal right, power and authority to enter into and fully and timely perform its obligations under this Agreement.

     (b) Casella has duly authorized, executed and delivered this Agreement and this Agreement constitutes a legal, valid and binding obligation enforceable against Casella in accordance with its terms.

     (c) Neither the execution or delivery by Casella of this Agreement nor the performance by Casella of its obligations in connection with the transactions contemplated hereby or the fulfillment of the terms and conditions hereof conflicts with, violates or results in a breach of any law or governmental regulation applicable to it or materially conflicts with, violates or results in a breach of any term or condition of any order, judgment or decree or any agreement or instrument to which Casella is a party or which Casella or any of its properties or personal property are bound or constitutes a default thereunder.

     (d) No approval, authorization, order, consent, declaration, registration or filing with any federal, state or local governmental authority is required for the valid execution and delivery by Casella of this Agreement or the performance by Casella of its obligations hereunder.

                           Page 47 - September 5, 1996

     (e) There is no action, suit or proceeding at law or in equity before or by any court or governmental authority pending or threatened against Casella to the best of Casella's knowledge, in which an unfavorable decision, ruling or finding would materially and adversely affect the performance of Casella of its obligations hereunder or any other transaction contemplated hereby or that in any way would materially adversely affect the validity or enforceability of this Agreement.

22.  SURVIVAL OF WARRANTIES, REPRESENTATIONS AND COVENANTS

     All representations, warranties, promises, agreements, covenants and statements made herein or in any Schedule or Exhibit annexed hereto or in any instrument or document delivered by or on behalf of any party pursuant to this Agreement shall extend for the duration of this Agreement, as it may be extended, regardless of what investigations the parties may have made before or after the closing, except those representations and warranties which are expressly waived by the party benefiting therefrom. Nothing herein contained shall require that party to waive such representation and warranty.

23.  TERMINATION

     This Agreement may be terminated at any time:

     (a) By mutual written agreement of the parties;

     (b) By Casella if:

          (1) Litigation is filed or threatened or any governmental authority institutes an investigation of, to prohibit or takes action to prevent consummation of any of the transactions contemplated

                           Page 48 - September 5, 1996
               hereby or does anything which in Casella's judgment renders such consummation imprudent and the County fails to cure such default within ninety (90) days.

          (2) Any material portion of the Facilities is condemned, destroyed or damaged by fire or otherwise.

          (3) Any of the County's representations or warranties are not materially true and accurate.

          (4) If Casella is unable to enter into the anticipated leachate disposal agreements prior to June 30, 1997.

          (5) If the County fails to provide local permitting, zoning or other obligated support pursuant to paragraphs 12 of this Agreement.

          (6) If the County fails to obtain Phase I operational authority at the defined capacities and the Annual Capacity or fails to conclude construction pursuant to its obligations under paragraph 13(H) of this Agreement.

     (c) By Casella relative to the Facilities, excluding the Unlined Landfill, if:

          (1) In the event that the County is unable to obtain operating authority for Phase I of the Lined Landfill or, alternatively, is unable to transfer said operational authority and/or permits thereunder to Casella and the County fails to cure such event within ninety (90) days.

     (d) By the County if:

                           Page 49 - September 5, 1996

          (1)  In the event of a default as defined by paragraph 35(B).

          (2) Prior to the Closing Date through the payment of liquidated damages in the sum of $100.00.

24.  STRICT PERFORMANCE

     The failure of either party to insist on the strict performance of any of the terms, covenants and provisions of this Agreement or to exercise any option herein contained shall not be construed as a waiver or a relinquishment for the future of such term, covenant, condition, provision or option.

     In addition to the other remedies provided in this Agreement, the County shall be entitled to a restraint by injunction of the violation or attempted or threatened violation of any of the terms, covenants, conditions or provisions of this Agreement.

25.  OPTION TO EXTEND LEASE

     In the event that this Agreement is extended during its term, and in the event that the extension is for a period of 25 years, then, in consideration of that extension, Casella shall pay to the County the Option Payment, which payment shall be due no earlier than the 7th year anniversary of the Closing Date, or in the event the extension is executed after the 7th year anniversary, but prior to the expiration of the original term, then the Option Payment shall be due on the execution date of the extension agreement, whichever comes later.

     If the parties shall so avail themselves of such option, the parties shall promptly execute an extension agreement which shall contain substantially like terms and provisions as this Agreement, except those parts hereof which shall have been

                           Page 50 - September 5, 1996
fully performed and except that no Lease Payments shall be required for the term of the extension, but payments shall continue under the provisions of the Host Agreement.

26.  EMINENT DOMAIN

     The County agrees to waive any rights that it might have to acquire the leasehold, or title as the case might be, to all, or any portion of, the Facilities and agrees to cooperate with Casella in opposing any effort by any other governmental body to exercise its rights, if any, of eminent domain.

     In the event an award is made, it shall be apportioned between the County and Casella on the basis of the value of Casella's leasehold, or operating contract, including any extensions, but subject to the County's reversionary interest.

27.  CHAMPLAIN VALLEY INDUSTRIES

     Casella agrees to assume and hold harmless the County with respect to the County's financial obligations to the extent of $46,355.00 (Forty six thousand, three hundred and fifty five) to Champlain Valley Industries pursuant to the contract annexed hereto as Exhibit "7" for the year 1996.

28.  INSURANCE

     Casella covenants and agrees to procure and keep in force and effect at all times with the premiums paid, general liability, fire and workers compensation insurance insuring both the County and Casella for the Facilities, excluding the Unlined Landfill, in the amounts set forth in Schedule "L", insuring against loss by solvent insurance companies authorized and licensed to issue such policies in the

                           Page 51 - September 5, 1996

State of New York and to maintain such insurance at all times during the term of this Agreement and any extensions thereto. Casella agrees to pay premiums as they so accrue and if not so paid, the County, at its option, shall pay such premiums. Such accrued premiums, whether or not paid for by the County, shall be deemed additional Lease Payments due and payable on the next Lease Payment due date or the following quarter if all Lease Payments have been made. Payments of such premium by the County shall not be deemed a waiver of the default in payment by Casella, and the County, whether or not it should have paid such premiums, shall have recourse to remedies hereinbefore provided in the performance of the terms and conditions of this Agreement. It shall be the County's responsibility to provide insurance for the Unlined Landfill and to name Casella as an added insured on said policy to the extent of the County's coverage.

29.  COVENANT OF QUIET ENJOYMENT

          The County covenants and agrees that Casella, on paying the Lease Payments and other payments envisioned by this Agreement and observing and keeping the covenants, agreements and stipulation of this lease on its part to be kept, shall lawfully, peacefully and quietly hold, occupy and enjoy (or operate, as the case might be) said Facilities, during the term and any extensions thereto without hindrance, objection or molestation.

30.  ASSIGNMENT

          This Agreement may be assigned by Casella to any entity controlling, controlled by, or under common control with Casella.

                           Page 52 - September 5, 1996

31.  CUMULATIVE REMEDIES

          The specified remedies to which the County may resort under the terms of this Agreement are not exclusive of any other remedies or means of redress to which the County may be lawfully entitled in case of any breach or threatened breach by Casella of any provision or provisions of this Agreement.

32.  ARBITRATION

     Whenever under any previous provisions of this Agreement it is provided that a dispute be determined by arbitration, the County and Casella shall within thirty (30) days after demand by either party to the other for the appointment of arbitrators, each appoint a person as an arbitrator to determine such dispute. Each party shall make its respective appointment and notify the other thereof in writing not later than the dates so provided and in default of such appointment or notification by either party of such date, then on written application by the party not in default the then presiding judge of the Supreme Court of Clinton County shall appoint a person to act as their arbitrator for and on behalf of the party hereto that has so defaulted in making such appointment. If two arbitrators so appointed shall within fifteen (15) days after the date of notification of appointment of the one of them who was last appointed, be unable to agree upon the determination of such dispute then said two arbitrators shall appoint one other fit and impartial person to act as a third arbitrator. If they shall fail to appoint such third arbitrator within the said period of fifteen (15) days, then upon written application by either party hereto, such third arbitrator shall be appointed by said justice and the person so appointed as a third arbitrator shall

                           Page 53 - September 5, 1996
serve and act together with the first two arbitrators for the purpose of said arbitration.

33.  CAPTIONS AND HEADINGS

     Captions and headings throughout this Agreement are for convenience and reference only and the words contained therein shall in no way be held or deemed to define, limit, describe, explain, modify, amplify or add to the interpretation, construction or meaning of any provision or of the scope or intent of this lease nor in any way affect this lease.

34.  MODIFICATIONS

     This Agreement cannot be changed orally, but only by agreement in writing signed by the party against whom enforcement of the change, modification or discharge is sought or by its duly authorized agent.

35.  DEFAULT/REMEDIES

     (a) Breaches. A breach of this Agreement shall mean a material failure by either party to comply with any of the material provisions of this Agreement.

     (b) Events of Default. An event of default shall mean a breach of this Agreement by the County, which breach is not cured pursuant to paragraph 36 hereof, or a breach of one of the following obligations of Casella which is not cured pursuant to paragraph 36:

          (1)  Failure to make Lease Payments after proper notification.

          (2)  Failure to make Host Fee payments after proper notification.

          (3)  Failure to make Recycling Payment after proper notification.


                           Page 54 - September 5, 1996

          (4)  Breach of Closure responsibilities.

          (5) Failure to provide permit required closure reserves resulting in a determination of a permit violation.

          (6) Failure to construct Phase II or Phase III in a timely manner, subject to adequate market conditions and the cooperation of the Town and County pursuant to their obligations under the Host Agreement.

All other, if any, alleged breaches by Casella may be enforced by judicial or administrative order or judgment, as the case might be, but shall not be considered an event of default and shall not give rights to the County to terminate this agreement.

     (c) Remedies for Default.

          (i) In the event of a default under this Agreement , the non-defaulting party shall, upon five (5) days prior written notice to the defaulting party, have the right, but not the obligation or duty, to cure such default, including the right to offset the costs of curing the default against any sums due or which become due to the defaulting party under this Agreement. In any event, such costs shall be considered additional Lease Payments or credits under the Agreement. The non-defaulting party shall use its best efforts to employ an economically reasonable method of curing any such default.

          (ii) If any event of default occurs and is not cured in the manner allowed hereunder, then this Agreement shall continue in force and the



                           Page 55 - September 5, 1996
non-defaulting party shall have the right to take whatever action at law or in equity that it deems necessary or desirable to collect any amounts then due or thereafter to become due under this Agreement or to enforce performance of any covenant or obligation of the breaching party under this Agreement.

36.  RIGHT TO CURE BREACH

     Each party shall, in the case of any breach of its obligations under this Agreement, either:

     (a) Cure the breach within ninety (90) days of receipt of written notice from the non-breaching party or;

     (b) Continuously demonstrate within such cure period that it is actively and continuously pursuing a course of action which can reasonably be expected to lead to a curing of the breach (the ninety (90) day period will be extended for so long as the breaching party is actively and continuously pursuing such a course) provided, however, that (i) in the event of the failure of any party to this Agreement to pay the other party or parties any sum or due amount required to be paid when due hereunder, cure shall consist of payment which will be made within fifteen (15) days of written demand from the non-breaching party together with interest accruing at the legal rate from the date the payment was due; (ii) in the event that Casella materially fails to limit the processing or disposal of Excluded Waste to that allowed to be processed or disposed of by this Agreement or unreasonably rejects Acceptable Waste from the County from processing or disposal at the Landfill, the cure shall consist of the immediate action to remedy these practices within thirty (30) days or


                           Page 56 - September 5, 1996
such additional time as may be reasonably necessary to cure, provided that Casella is actively and continuously pursuing a course of action which will reasonably lead to a curing of the breach

37.  NOTICE

     All notices or other communications to be given hereunder shall be in writing and may be given by personal delivery or by registered or certified United States mail, return receipt requested, properly addressed as follows:

         To the County:             Administrator
                                    County of Clinton
                                    137 Margaret Street
                                    Plattsburgh, New York 12901


         With a copy to:

            To Casella:             James Bohlig, Vice President
                                    Casella Waste Systems, Inc.
                                    Box 866
                                    Rutland, Vermont 05702


         With a copy to:            Ronald Sinzheimer, Esq.
                                    23 Elk Street
                                    Albany, N.Y.  12207

38.  FORCE MAJEURE

     In the event that the County or Casella is rendered unable, wholly or in part, by an event of Force Majeure to carry out any of the obligations under this Agreement, then, in addition to the other remedies provided in this Agreement, the obligations of the respective party may be suspended during the continuation of the

                           Page 57 - September 5, 1996
event of Force Majeure, but for no longer a period. At any time that either party intends to rely upon an event of Force Majeure to suspend obligations as provided in this section, the party shall notify the other party to this Agreement as soon as reasonably practical describing in reasonable detail the circumstances of the event of Force Majeure. Notice shall again be given when the effect of the event of Force Majeure has ceased.

39.  SEVERABILITY

     In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such illegality or unenforceability shall not effect any other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. Provided, however, that it is the intention of the parties that in lieu of such term, clause or provision that is held to be invalid, illegal or unenforceable, there should be added by mutual agreement as a part of this Agreement a term, clause or provision as similar in terms to such illegal, invalid or unenforceable term, clause or provision as may be possible, valid legal and enforceable. Notwithstanding the above, if the term of this Agreement is held to be invalid, illegal or unenforceable in any respect, then the term of this Agreement shall automatically be the maximum valid and legal term allowed by applicable common or statutory law. In the event that the term held to be invalid, illegal or unenforceable prevents the operation of the Lined Landfill by Casella and the term may not be amended to allow such operation, Casella may, at its option,

                           Page 58 - September 5, 1996
terminate this Agreement and the Lease Payments made hereunder shall be apportioned based on the Air Space anticipated for the Lined Landfill versus the actual Air Space utilized and the appropriate payments, or refunds, shall be made in order to reflect that apportionment.

40.  SUSPENSION AND EXTENSION

     In the event the disposal of Acceptable Waste in the Lined Landfill is delayed by judicial or legal action taken by parties other than the County or Casella, or that the effectuation of the material terms of this Agreement is delayed by such action, this Agreement shall be extended by the period of such delay, whether such delay was caused by court order or by the litigation process.

41.  CONSTRUCTION

     Words importing the singular number shall include the plural in each case and vice versa, and words importing persons shall include firms, corporations, or other entities. The terms "herein", "hereunder", "hereto", "hereof" and any similar terms, shall refer to this Agreement; the term "heretofore" shall mean before the date of adoption of this Agreement. This Agreement is the result of joint negotiations and authorship and no part of this Agreement shall be construed as the product of any one of the parties hereto.

42.  ENTIRE AGREEMENT

     This Agreement constitutes the entire Agreement between the County and Casella, and cancels and supersedes all prior negotiations, representations, understandings and agreements, either written or oral, between such parties with


                           Page 59 - September 5, 1996
respect to the subject matter hereof. The parties acknowledge and agree that this Agreement is entered into in contemplation of the contemporaneous execution of the Host Agreement, and the Labor Utilization Agreement, and these agreements shall be read and interpreted together. No changes, amendments, alterations, or modifications to this Agreement shall be effective unless in writing and signed by the parties hereto.

43.  COUNTERPARTS

     This Agreement may be executed in two (2) counterparts, each of which will be considered an original.

44.  GOVERNING LAW

     This Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

45.  BINDING EFFECT

     This Agreement shall be binding upon and inure to the benefit of the parties hereto, Casella and their respective successors and/or assigns.

46.  AUTHORITY OF PARTIES

     The individuals who have executed this Agreement on behalf of the respective parties expressly represent and warrant that they are authorized to sign on behalf of such entities for the purpose of duly binding such entities to this Agreement.

47.  EFFECT

     This Agreement restates the Operation, Management and Lease Agreement. It is intended to restate the Operation, Management and Lease Agreement with minor


                           Page 60 - September 5, 1996
variations, without effecting the full force and effect of the Operation, Management and Lease Agreement or the obligations which commenced on the date it was executed to the extent this Agreement differs from the Operation, Management and Lease Agreement, this Agreement shall govern.

         IN WITNESS WHEREOF, the parties have placed their signatures and seals.

         COUNTY:
         -------
         CLINTON COUNTY, NEW YORK
         ------------------------

         By:
               ---------------------------
         Title:
               ---------------------------
         Attest:
               ---------------------------
         Date of Execution:
               ---------------------------
         Title:                                    (County Seal)
               ---------------------------

         CASELLA:
         --------
         CASELLA WASTE SYSTEMS, INC.
         ---------------------------

         By:
               ---------------------------
         Title:
               ---------------------------
         Attest:
               ---------------------------
         Date of Execution:
               ---------------------------
         Title:                                   (Corporate Seal)
               ---------------------------



                           Page 61 - September 5, 1996

STATE OF NEW YORK                   )
                                    ) ss.:
COUNTY OF CLINTON                   )

     On this 9th day of September, 1996, before me came John Casella, to me personally known, who, being by me duly sworn, did depose and say that (s)he resides in Rutland, VT, that (s)he is the President of the Casella Waste Systems, Inc. described in, and which executed, the within Instrument; that
(s)he knows the seal of said CWS; that the seal affixed to said Instrument is such CWS seal; that it was so affixed by order of the Board of Directors of said CWS; and that (s)he signed his/her name thereto by like order.



                                             ---------------------------------
                                                      NOTARY PUBLIC


STATE OF NEW YORK                   )
                                    ) ss.:
COUNTY OF CLINTON                   )

     On this 9th day of September, 1996, before me came Donald Garrent, to me personally known, who, being by me duly sworn, did depose and say that he resides in Plattsburgh, NY, that he is the Chairman County Leg. of the municipal corporation described in, and which executed, the within Instrument; that he knows the seal of said corporation; that the seal affixed to said Instrument is such corporate seal; that it was so affixed by order of the County Leg. of said corporation; and that he signed his name thereto by like order.




                                             ---------------------------------
                                                      NOTARY PUBLIC


                           Page 62 - September 5, 1996